EXHIBIT 99.1

Wilhelmina International, Inc. Announces Fourth Quarter and Full Year 2020 Results

Financial Results

(in thousands)	Q4 20	Q4 19	YOY Change	Year Ended 2020	Year Ended 2019	YOY Change
Total Revenues	$11,978	$18,259	(34.4%)	$41,603	$75,504	(44.9%)
Operating Income (Loss)	696	(4,660)	114.9%	(3,969)	(4,172)	4.9%
Income (Loss) Before Provision for Taxes	632	(4,785)	113.2%	(4,039)	(4,386)	7.9%
Net Income (Loss)	397	(4,962)	108.0%	(4,941)	(4,786)	(3.2%)
EBITDA**	1,010	(4,450)	122.7%	(2,704)	(3,077)	12.1%
Adjusted EBITDA**	1,062	543	95.6%	(1,904)	2,081	(191.5%)
Pre-Corporate EBITDA**	1,258	747	68.4%	(1,016)	3,119	(132.6%)
**Non-GAAP measures referenced are detailed in the disclosures at the end of this release.

DALLAS, March 16, 2021 (GLOBE NEWSWIRE) -- Wilhelmina International, Inc. (Nasdaq: WHLM) ("Wilhelmina" or the "Company") today reported revenues of $12.0 million and net income of $0.4 million for the three months ended December 31, 2020, compared to revenues of $18.3 million and net loss of $5.0 million for the three months ended December 31, 2019. For the fiscal year ended December 31, 2020, Wilhelmina reported revenues of $41.6 million and net loss of $4.9 million compared to revenue of $75.5 million and net loss of $4.8 million for the fiscal year ended December 31, 2019. During the three and twelve months ended December 31, 2020, the novel coronavirus (COVID-19) pandemic had a material impact on revenues. The decrease in revenues when compared to the same periods of the prior year was primarily due to postponement and cancellation of bookings by many of Wilhelmina’s customers while non-essential business activities were barred, or limited, in the cities where the Company operates, as well as the closure of the Wilhelmina Studios division in the fourth quarter of 2019 and the hair and makeup artist division in the second half of 2020. The increase in net income for the fourth quarter of 2020 was due to a reduction in operating expenses from the Company’s cost savings initiatives and absence of goodwill impairment expense, partially offset by lower revenue net of model costs. The increase in loss for the fiscal year ended December 31, 2020 was primarily due to the decrease in revenues net of model costs, partially offset by decreases in goodwill impairment expense and operating expenses. In the first quarter of 2020 and the fourth quarter of 2019, Wilhelmina recorded non-cash goodwill impairments charges of $0.8 million and $4.8 million, respectively, triggered by a sustained decline in share price of the Company’s common stock.

COVID-19 Pandemic

On March 11, 2020, the World Health Organization declared the outbreak of novel coronavirus (COVID-19) as a pandemic, which spread rapidly throughout the United States and the world. As the global impact of COVID-19 continues, Wilhelmina’s first priority has been to protect the health and safety of its employees and talent. To help mitigate the spread of the virus and in response to health advisories and governmental actions and regulations, the Company has modified its business practices and has implemented health and safety measures that are designed to protect employees and represented talent.

The Company’s revenues are heavily dependent on the level of economic activity in the United States and the United Kingdom, particularly in the fashion, advertising and publishing industries, all of which have been negatively impacted by the pandemic and may not recover as quickly as other sectors of the economy. There have been mandates from federal, state, and local authorities requiring forced closures of non-essential businesses. As a result, beginning in March 2020, the Company saw a significant reduction in customer bookings, resulting in a negative impact to revenue and earnings. During the second half of 2020, bookings increased from the preceding months, but remained significantly below pre-pandemic levels.

In addition to reduced revenue, business operations have been adversely affected by reductions in productivity, limitations on the ability of customers to make timely payments, disruptions in talents’ ability to travel to needed locations, and supply chain disruptions impeding clothing or footwear wardrobe from reaching destinations for photoshoots and other bookings. Many of the Company’s customers are large retail and fashion companies, some of which have had to close stores in the United States and internationally due to the spread of COVID-19. Some of these customers have filed for bankruptcy in 2020 and others may be unable to pay amounts already owed to the Company, resulting in increased future bad debt expense. These customers also may not emerge from the pandemic with the financial ability, or need, to purchase Wilhelmina’s services to the extent that they did in previous years. Some model talent have been quarantined with family far from the major cities where Wilhelmina’s offices are located, and also away from where most modeling jobs take place. Many U.S. and international airlines have decreased their flight schedules which, as economic activities resumes and clients increase booking requests, may make it difficult for talent to be available when and where they are needed. The B.1.1.7 variant of the COVID-19 virus, which is believed to spread easily and quickly, has particularly impacted the United Kingdom in recent months, resulting in renewed strict lockdowns that have impacted Wilhelmina’s London operations and are continuing into 2021. While these disruptions are currently expected to be temporary, there continues to be uncertainty around the duration.

Postponed and cancelled bookings related to the pandemic contributed significantly to reduced revenues and increased operating losses during 2020. Although some clients increased activity and bookings during the second half of 2020, rising COVID-19 infection rates in cities where Wilhelmina operates could lead to a slower economic recovery in those markets, and possible additional business closings or local mandates that could slow the recovery in operations there. Since Wilhelmina extends customary payment terms to its clients, even as bookings resume, there is likely to be a lag before significant cash collections return. In the meantime, the Company continues to have significant employee, office rent, and other expenses.

Reduced outstanding accounts receivable available as collateral under the Company’s credit agreement with Amegy Bank has limited its access to additional financing. Net losses in recent periods have also impacted compliance with the financial covenants under the Amegy Bank credit agreement, further impeding the Company’s ability to obtain additional financing. Since the pandemic began, many stock markets, including Nasdaq Capital Market where Wilhelmina’s common stock is listed, have been volatile. A further decline in the Company’s stock price would reduce its market capitalization and could require additional goodwill or intangible asset impairment writedowns.

The Company has taken the following actions to address the impact of COVID-19 and the current recessionary environment, in order to efficiently manage the business and maintain adequate liquidity and maximum flexibility:

-	In April 2020, obtained approximately $2.0 million in loans under the Paycheck Protection Program (the “PPP”) of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) administered by the U.S. Small Business Administration (“SBA”).
-	Eliminated discretionary travel and entertainment expenses.
-	Suspended share repurchases.
-	Did not renew the leases on three New York City model apartments when the terms ended in June and August, 2020.
-	Did not renew the lease on the Company’s New York City office, and required all New York based staff to work remotely.
-	Suspended efforts to fill two highly compensated executive roles following the resignation of the Company’s Chief Executive Officer and Vice President in early 2020.
Negotiated discounts with various vendors and service providers.
-	Effective July 1, 2020, implemented layoffs of approximately 36% of its staff, including employees at each of the Company’s five offices, and effected temporary salary reductions for the remaining staff.

If the quarantines and limitations on non-essential work are re-implemented, or persist for an extended period, the Company may need to implement additional cost savings measures.

Financial Results

Net income for the three months ended December 31, 2020 was $0.4 million, or $0.08 per fully diluted share, compared to net loss of $5.0 million, or $0.96 per fully diluted share, for the three months ended December 31, 2019. Net loss for the fiscal year ended December 31, 2020 was $4.9 million, or $0.96 per fully diluted share, compared to net loss of $4.8 million, or $0.92 per fully diluted share, for the fiscal year ended December 31, 2019.

Pre-Corporate EBITDA was $1.3 million and ($1.0) million for the three months and fiscal year ended December 31, 2020, compared to $0.7 million and $3.1 million for the three months and fiscal year ended December 31, 2019.

The following table reconciles reported net income under generally accepted accounting principles to EBITDA, Adjusted EBITDA and Pre-Corporate EBITDA for the fourth quarter and year ended December 31, 2020 and 2019.

(in thousands)	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
Net income (loss)	$397	$(4,962)	(4,941)	$(4,786)
Interest expense	15	28	86	117
Income tax expense	235	177	902	400
Amortization and depreciation	363	307	1,249	1,192
EBITDA**	$1,010	$(4,450)	(2,704)	$(3,077)
Foreign exchange loss	49	97	(16)	97
Non-recurring items	-	4,845	800	4,845
Share-based payment expense	3	51	16	216
Adjusted EBITDA**	$1,062	$543	(1,904)	$2,081
Corporate overhead	196	204	888	1,038
Pre-Corporate EBITDA**	$1,258	$747	(1,016)	$3,119
**Non-GAAP measures referenced are detailed in the disclosures at the end of this release.

Changes in net income (loss), EBITDA, Adjusted EBITDA and Pre-Corporate EBITDA for the three months and fiscal year ended December 31, 2020, when compared to the three months and fiscal year ended December 31, 2019, were primarily the result of the following:

  Revenues net of model costs for the three months and fiscal year ended December 31, 2020 decreased by 34.4% and 44.9% primarily due to postponed and cancelled bookings resulting from COVID-19, as well as the closure of the Wilhelmina Studios division in the fourth quarter of 2019 and the closure of the hair and makeup artist division in the second half of 2020;

  Salaries and service costs for the three months and fiscal year ended December 31, 2020 decreased by 53.3% and 34.4% primarily due to employee layoffs in July 2020, temporary reductions in staff salaries, the closure of the Wilhelmina Studios division during the fourth quarter of 2019 and closure of the hair and makeup division in the second half of 2020, open positions for two executives that resigned in January 2020, and a reduction in share-based payment expense;

  Office and general expenses for the three months and fiscal year ended December 31, 2020 decreased by 26.9% and 18.1%, primarily due to reduced rent expense, legal fees, computer expense, utilities, and other office expenses, partially offset by an increase in bad debt expense;

  Goodwill impairment of $0.8 million and $4.8 million, for the years ended December 31, 2020 and December 31, 2019, respectively, was recorded during the first quarter of 2020 and the fourth quarter of 2019, respectively; and

  Corporate overhead expenses for the three months and fiscal year ended December 31, 2020 decreased by 3.9% and 14.5%, primarily due to lower corporate travel costs and temporary reductions in fees to the Company’s Board of Directors.

In October 2020, the Company paid the final scheduled $0.6 million payment of principal and interest on one of its two Amegy Bank term loans.

WILHELMINA INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$5,556	$6,993
Accounts receivable, net of allowance for doubtful accounts of $1,635 and $1,423, respectively	7,146	9,441
Prepaid expenses and other current assets	105	243
Total current assets	12,807	16,677

Property and equipment, net of accumulated depreciation of $5,451 and $4,300, respectively	928	1,925
Right of use assets-operating	585	1,261
Right of use assets-finance	218	316
Trademarks and trade names with indefinite lives	8,467	8,467
Goodwill	7,547	8,347
Other assets	93	115

TOTAL ASSETS	$30,645	$37,108

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,867	$3,815
Due to models	6,265	7,495
Lease liabilities – operating, current	435	1,055
Lease liabilities – finance, current	77	94
Term loan – current	414	1,257
Total current liabilities	10,058	13,716

Long term liabilities:
Net deferred income tax liability	1,449	725
Lease liabilities – operating, non-current	180	328
Lease liabilities – finance, non-current	149	225
Term loan – non-current	2,303	743
Total long term liabilities	4,081	2,021

Total liabilities	14,139	15,737

Shareholders’ equity:
Common stock, $0.01 par value, 9,000,000 shares authorized; 6,472,038 shares
issued at December 31, 2020 and December 31, 2019	65	65
Treasury stock, 1,314,694 and 1,309,861 shares at December 31, 2020 and December 31, 2019, at cost	(6,371)	(6,352)
Additional paid-in capital	88,487	88,471
Accumulated deficit	(65,756)	(60,815)
Accumulated other comprehensive income	81	2
Total shareholders’ equity	16,506	21,371

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$30,645	$37,108

WILHELMINA INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)
For the Years Ended December 31, 2020 and 2019
 (In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenues:
Service revenues	$11,973	$18,253	$41,577	$75,452
License fees and other income	5	6	26	52
Total revenues	11,978	18,259	41,603	75,504

Model costs	8,338	13,083	29,885	54,249

Revenues, net of model costs	3,640	5,176	11,718	21,255

Operating expenses:
Salaries and service costs	1,576	3,373	9,142	13,944
Office and general expenses	809	1,107	3,608	4,408
Amortization and depreciation	363	307	1,249	1,192
Goodwill impairment	-	4,845	800	4,845
Corporate overhead	196	204	888	1,038
Total operating expenses	2,944	9,836	15,687	25,427
Operating income (loss)	696	(4,660)	(3,969)	(4,172)

Other expense (income):
Foreign exchange (gain) loss	49	97	(16)	97
Interest expense, net	15	28	86	117
Total other expense, net	64	125	70	214

Income (loss) before provision for income taxes	632	(4,785)	(4,039)	(4,386)

Provision for income taxes:
Current	(138)	(106)	(178)	(306)
Deferred	(97)	(71)	(724)	(94)
Provision income taxes, net	(235)	(177)	(902)	(400)

Net income (loss)	$397	$(4,962)	$(4,941)	$(4,786)

Other comprehensive income:
Foreign currency translation	198	202	79	95
Total comprehensive income (loss)	595	(4,760)	(4,862)	(4,691)

Basic net income (loss) per common share	$0.08	$(0.96)	$(0.96)	$(0.92)
Diluted net income (loss) per common share	$0.08	$(0.96)	$(0.96)	$(0.92)

Weighted average common shares outstanding-basic	5,157	5,169	5,158	5,184
Weighted average common shares outstanding-diluted	5,157	5,169	5,158	5,184

WILHELMINA INTERNATIONAL, INC. AND SUBSIDIARIES`
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
For the Years Ended December 31, 2020 and 2019
(In thousands)

	Common Shares	Stock Amount	Treasury Shares	Stock Amount	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total
Balances at December 31, 2018	6,472	$65	(1,264)	$(6,093)	$88,255	$(56,029)	$(93)	$26,105
Share based payment expense	-	-	-	-	216	-	-	216
Net loss to common shareholders	-	-	-	-	-	(4,786)	-	(4,786)
Purchases of treasury stock	-	-	(46)	(259)	-	-	-	(259)
Foreign currency translation	-	-	-	-	-	-	95	95
Balances at December 31, 2019	6,472	$65	(1,310)	$(6,352)	$88,471	$(60,815)	$2	$21,371
Share-based payment expense	-	-	-	-	16	-	-	16
Net loss to common shareholders	-	-	-	-	-	(4,941)	-	(4,941)
Purchases of treasury stock	-	-	(5)	(19)	-	-	-	(19)
Foreign currency translation	-	-	-	-	-	-	79	79
Balances at December 31, 2020	6,472	$65	(1,315)	$(6,371)	$88,487	$(65,756)	$81	$16,506

The accompanying notes are an integral part of these consolidated financial statements.

WILHELMINA INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOW
For the Years Ended December 31, 2020 and 2019
 (In thousands)

	Year Ended
	2020	2019
Cash flows from operating activities:
Net loss:	$(4,941)	$(4,786)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Amortization and depreciation	1,249	1,192
Goodwill impairment	800	4,845
Share-based payment expense	16	216
Deferred income taxes	724	94
Bad debt expense	173	11
Changes in operating assets and liabilities:
Accounts receivable	2,122	2,449
Prepaid expenses and other current assets	138	(46)
Right of use assets-operating	676	1,143
Other assets	22	(1)
Due to models	(1,230)	(1,314)
Lease liabilities-operating	(768)	(1,219)
Accounts payable and accrued liabilities	(948)	(1,047)
Net cash (used in) provided by operating activities	(1,967)	1,537

Cash flows used in investing activities:
Purchases of property and equipment	(154)	(394)
Net cash used in investing activities	(154)	(394)

Cash flows used in financing activities:
Purchases of treasury stock	(19)	(259)
Payments on finance leases	(93)	(111)
Proceeds from term loans	1,975	-
Payment on term loans	(1,258)	(623)
Net cash provided by (used in) financing activities	605	(993)

Foreign currency effect on cash flows:	79	95

Net change in cash and cash equivalents:	(1,437)	245
Cash and cash equivalents, beginning of year	6,993	6,748
Cash and cash equivalents, end of year	$5,556	$6,993

Supplemental disclosures of cash flow information:
Cash paid for interest	$77	$114
Cash paid for income taxes	$233	$5

Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA and Pre-Corporate EBITDA represent measures of financial performance that are not calculated and presented in accordance with U.S. generally accepted accounting principles (“non-GAAP financial measures”). The Company considers EBITDA, Adjusted EBITDA and Pre-Corporate EBITDA to be important measures of performance because they:

  are key operating metrics of the Company's business;
  are used by management in its planning and budgeting processes and to monitor and evaluate its financial and operating results; and
  provide stockholders and potential investors with a means to evaluate the Company's financial and operating results against other companies within the Company's industry.

The Company's calculation of non-GAAP financial measures may not be consistent with similar calculations by other companies in the Company's industry. The Company calculates EBITDA as net income plus interest expense, income tax expense, and depreciation and amortization expense. The Company calculates “Adjusted EBITDA” as EBITDA plus foreign exchange gain/loss, share-based payment expense and certain significant non-recurring items that the Company may include from time to time. For 2020, these non-recurring items represented goodwill impairments. The Company calculates “Pre-Corporate EBITDA” as Adjusted EBITDA plus corporate overhead expense, which includes director compensation, securities laws compliance costs, audit and professional fees, and other public company costs.

Non-GAAP financial measures should not be considered as alternatives to net and operating income as an indicator of the Company's operating performance or cash flows from operating activities as a measure of liquidity or any other measure of performance derived in accordance with generally accepted accounting principles.

Form 10-K Filing

Additional information concerning the Company's results of operations and financial position is included in the Company's Form 10-K for the fiscal year ended December 31, 2020 filed with the Securities and Exchange Commission on March 16, 2021.

Forward-Looking Statements

This press release contains certain “forward-looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relating to the Company are based on the beliefs of the Company’s management as well as information currently available to the Company’s management. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect” and “intend” and words or phrases of similar import, as they relate to the Company or Company management, are intended to identify forward-looking statements. Such forward-looking statements include, in particular, projections about the Company’s future results, statements about its plans, strategies, business prospects, changes and trends in its business and the markets in which it operates. Additionally, statements concerning future matters such as gross billing levels, revenue levels, expense levels, and other statements regarding matters that are not historical are forward-looking statements. Management cautions that these forward-looking statements relate to future events or the Company’s future financial performance and are subject to business, economic, and other risks and uncertainties, both known and unknown, that may cause actual results, levels of activity, performance, or achievements of its business or its industry to be materially different from those expressed or implied by any forward-looking statements. Should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company does not undertake any obligation to publicly update these forward-looking statements. As a result, no person should place undue reliance on these forward-looking statements.

About Wilhelmina International, Inc. (www.wilhelmina.com):

Wilhelmina, together with its subsidiaries, is an international full-service fashion model and talent management service, specializing in the representation and management of leading models, celebrities, artists, photographers, athletes, and content creators. Established in 1967 by fashion model Wilhelmina Cooper, Wilhelmina is one of the oldest and largest fashion model management companies in the world. Wilhelmina is publicly traded on Nasdaq under the symbol WHLM.  Wilhelmina is headquartered in New York and, since its founding, has grown to include operations in Los Angeles, Miami, London and Chicago. Wilhelmina also owns Aperture, a talent and commercial agency located in New York and Los Angeles. For more information, please visit www.wilhelmina.com and follow @WilhelminaModels.

CONTACT:	Investor Relations
Wilhelmina International, Inc.
214-661-7488
ir@wilhelmina.com